                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant /x/
Filed by a party other than the registrant / / Check the appropriate box:
/ / Preliminary proxy statement
/x/ Definitive proxy statement


/ / Definitive additional materials


/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                  Chromatics Color Sciences International, Inc.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
/x/ No fee required


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:


/ / Fee paid previously with preliminary materials:


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                DECEMBER 20, 1999


The Annual Meeting of Shareholders of Chromatics Color Sciences International, Inc. (the "Company"), a New York corporation, will be held at the offices of the Company at 5 East 80th Street, New York, New York, on Monday, December 20, 1999, at 10:00 A.M., for the following purposes:

1. To elect five directors of the Company to serve for a term of one year and until their respective successors shall be elected and shall qualify;

2. To ratify the appointment of BDO Seidman LLP as auditors of the Company for the year ending December 31, 1999; and

3. To consider and vote on a proposal to amend the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock authorized to be issued thereunder from 4,500,000 to 5,500,000, an increase of 1,000,000 shares.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on November 19, 1999 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.


                                        By order of the Board of Directors




                                        Darby S. Macfarlane
                                        Chairperson of the Board of Directors


New York, New York
November 22, 1999


    ------------------------------------------------------------------------
                                   IMPORTANT:
        The prompt return of proxies will save the Company the expense of further requests for proxies and will ensure that your shares are voted.
    ------------------------------------------------------------------------

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

        ---------------------------------------------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 20, 1999

        ---------------------------------------------------------------


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CHROMATICS COLOR SCIENCES INTERNATIONAL, INC., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held at the offices of the Company at 5 East 80th Street, New York, New York 10021, on Monday, December 20, 1999, at 10:00 A.M., and at any adjournments or postponements thereof.

Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by such proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Under New York law and the Company's By-laws, the presence in person or by proxy of a majority of the outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and the Company's preferred stock, par value $0.01 per share, designated as Class A Convertible Preferred Stock (the "Class A Preferred Stock"), in the aggregate, is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes but are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Darby S. Macfarlane, who is Chief Executive Officer, Assistant Treasurer and a member of the Board of Directors of the Company, possesses in the aggregate the power to vote approximately 2,266,220 shares of the outstanding voting stock of the Company (representing approximately 14.59% of the shares entitled to vote at the meeting). (See "Security Ownership of Certain Beneficial Owners and Management.") Ms. Macfarlane has advised the Company that she intends to vote all of the shares which she is entitled to vote in favor of each proposal presented at the Meeting.

The principal executive offices of the Company are located at 5 East 80th Street, New York, New York 10021. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent or given to shareholders is November 22, 1999.

Shareholders of record of the Common Stock and the Class A Preferred Stock at the close of business on November 19, 1999 shall be entitled to one vote for each share then held. On September 30, 1999, there were outstanding 15,535,481 shares of Common Stock and 1,380,000 shares of Class A Preferred Stock.

Only shareholders of record at the close of business on November 19, 1999 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


The following table sets forth, as of September 30, 1999, the beneficial ownership of the Common Stock: (i) by each stockholder known by the Company to beneficially own more than 5% of the Common Stock or the Class A Preferred Stock; (ii) by each director of the Company; (iii) by the Company's Chief Executive Officer; and (iv) by all executive officers and directors of the Company as a group. Amounts presented give effect to the February 1998 three-for-two forward stock split (the "Stock Split") (including shares issuable upon the exercise of stock options and/or warrants). Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of Common Stock or Class A Preferred Stock listed.

                                                Class A
Name and Address of                        Preferred Stock(1)           Percent            Common Stock              Percent of
Beneficial Owner                            Number of Shares            of Class         Number of Shares              Class
-------------------                        ------------------           --------         ----------------            ----------
Darby Simpson Macfarlane                        1,380,000                 100%             1,636,220(2)                10.04%
10 Old Jackson Avenue, #28
Hastings-on-Hudson, NY 10706

David Kenneth Macfarlane                      1,380,000(3)                100%             1,636,220(4)
5 East 80th Street
New York, NY 10021

Leslie Foglesong (5)                                                                          165,000                    *
116 Lafayette Avenue
Brooklyn, NY 11217

Edmund Vimond                                                                                 22,500                     *
6967 Country Lakes Circles
Sarasota, FL 34243

Edward Mahoney                                                                                12,500                     *
2044 Palisades Drive
Pacific Palisades, CA 90272

Arthur Guiry (6)                                                                              105,000                    *
The Willows
11-5 Jackson Avenue
Scarsdale, New York 10583

Janssen-Meyers Associates, L.P. (7)                                                          1,206,934                 7.56%
17 State Street
New York, NY 10001

All directors and executive officers            1,380,000                 100%               1,941,220                 11.74%
as a group (6 persons) (8)

(1) The Class A Preferred Stock is a voting security which votes together with the Common Stock as a single class and is entitled to one vote per share. The shares of Class A Preferred Stock are convertible into shares of Common Stock if (i) the Company's earnings for any two calendar years during the period ending on December 31, 2000 exceeds $20,000,000 or (ii) the closing bid price of the Common Stock has been at least $31.11 on 30 consecutive trading days at any time prior to December 31, 2000. The conversion ratio is .979 shares of Common Stock for each share of Class A Preferred Stock. If neither condition to conversion is satisfied by December 31, 2000, the Class A Preferred Stock will be redeemed by the Company at a price of $.01 per share.

(2) Includes 886,220 issued and outstanding shares of the Common Stock beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable. As a result of a certain voting agreement between them, Mrs. Macfarlane is entitled to sole voting power and sole power of disposition over all shares of common stock held or acquired by Mr. Macfarlane.

(3) Represents the 1,380,000 issued and outstanding shares of the Class A Preferred Stock owned by Mrs. Macfarlane.

(4) Includes 886,220 issued and outstanding shares of the Common Stock beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable.

(5) Includes 150,000 shares issuable upon the exercise of options which are currently exercisable.

(6) Represents 105,000 shares issuable upon the exercise of options which are current exercisable.

(7) Based on a representation letter from Janssen-Meyers Associates, L.P. dated March 19, 1999, and includes 636,250 shares of Common Stock held by Peter Janssen (an affiliate of Janssen-Meyers Associates, L.P.), 145,750 shares of Common Stock and 314,347 warrants held by Janssen-Meyers Associates, L.P. which, in each case, are currently exercisable, 108,647 warrants held by limited partners of Janssen-Meyers Associates, L.P. and 1,940 warrants held by Meyers Janssen Securities Corp., which, in each case, are currently exercisable. Peter Janssen and Bruce Meyers are deemed to be the beneficial owners of the shares of Common Stock and warrants held by Janssen-Meyers Associates, L.P.

(8) Includes 1,005,000 shares issuable upon the exercise of options which are currently exercisable.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the beneficial owners of more than 10 percent of the Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers of the Company and such beneficial owners file such reports with the Commission and the Nasdaq Stock Market, Inc. Directors and executive officers and such beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Forms 3, 4 and 5 and amendments thereto received by the Company, and written representations from certain directors and executive officers and such beneficial owners of the Company that no Forms 5 were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and such beneficial owners were complied with during 1998.


                              ELECTION OF DIRECTORS

Five directors will be elected at the Meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the combined voting power of the shares of Common Stock and Class A Preferred Stock present in person or by proxy at the Meeting. Proxies received in response to this solicitation will be voted FOR the persons named below unless otherwise specified in the proxy. There is no arrangement or understanding between any director and any other person pursuant to which such person was elected as a director.

The following table sets forth information concerning each of the directors and executive officers of the Company:

    Name                              Age            Position
    ------------------------       ---------         -------------------------------------------------
    Darby S. Macfarlane               55             Director, Chairperson of the Board,
                                                     Chief Executive Officer, Assistant Treasurer

    Arthur Guiry                      59             President

    David Kenneth Macfarlane          52             Director, Vice President-Research and Development

    Leslie Foglesong                  44             Director, Secretary and Treasurer

    Edmund Vimond                     64             Director

    Edward Mahoney                    48             Director

Ms. Macfarlane co-founded the Company in March 1984. She has been Chairperson of the Board, Chief Executive Officer, Assistant Treasurer and a director of the Company since formation and also served in the capacity of President until April 9, 1995. Prior to such time, Ms. Macfarlane was the co-founder in 1974 of Personalized Colors, Inc. Commencing in 1978, Ms. Macfarlane and Mr. Macfarlane led and directed the Company's research and development and mass-manufacturing efforts of the color science technology, instrumentation and cosmetic and related products now offered by the Company.

Mr. Arthur Guiry provided consulting services to the Company from January 1, 1995 to March 1995, in connection with the marketing of the Company's medical applications for its technology. On April 10, 1995, Mr. Guiry commenced his duties as President of the Company. Mr. Guiry has held positions as an executive in sales for divisions of Bristol-Myers, Smith & Nephew Ltd. and Solzer, for the past 18 years. He also holds a physics degree from Manhattan College.

Mr. Macfarlane co-founded the Company and is also one of the primary inventors of the patented technologies used in the ColorMate(Registered Trademark) System. In addition, Mr. Macfarlane developed the manufacturing, technical and engineering specifications necessary to have miniaturized and mass manufactured the ColorMate(Registered Trademark) System. Mr. Macfarlane has been Vice President-Research and Development, and a director of the Company since formation. Prior to 1984, Mr. Macfarlane held a variety of executive positions with finance, sales, marketing, research and development and manufacturing companies in Europe, South Africa and the United States, including International Technical Research and Development, Ltd., and Trumach, Inc.

Leslie Foglesong has been the Secretary, Treasurer and a director of the Company since its formation.

Mr. Edmund Vimond has previously provided consulting services to the Company. On December 1, 1997, Mr. Vimond was appointed to the Company's Board of Directors and currently acts as Chairman of the Company's Compensation Committee. From 1991 to 1997, Mr. Vimond was the President and Chief Executive Officer of Ocurest Laboratories, Inc. Mr. Vimond was responsible for managing all functions of the business, including marketing, sales, contract manufacturing, personnel and finance and systems. Prior to 1991, Mr. Vimond held positions in various executive capacities with RJR Nabisco Inc., American Cyanamid Co., Johnson & Johnson and Warner-Lambert Companies Inc. Since January 1998, Mr. Vimond has been the principal of Edmund Vimond Associates, a business development consulting practice. Mr. Vimond received B.S.B.A. and M.B.A. degrees from Northwestern University.

Edward Mahoney, a certified public accountant, was appointed to the Board of Directors on January 26, 1998, and currently acts as Chairman of the Company's Audit Committee. Since January 1998, Mr. Mahoney has owned and operated a certified public accounting firm and was a tax partner with the accounting firm of BDO Seidman LLP from 1994 to 1997 and Price Waterhouse from 1973 to 1994. Mr. Mahoney received a Bachelor of Science in Accounting degree from Brooklyn College of the City University of New York.

Darby S. Macfarlane and David Kenneth Macfarlane are the founders of the Company and, as such, may be deemed "promoters" of the Company as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended. There is no family relationship among any other directors or executive officers of the Company.

The Company has agreed with the placement agent of the Company's 1995 private placement offering of Common Stock (the "Offering") that the Company will use its best efforts to elect the placement agent's designee to the Company's Board of Directors for a period of five years following the completion of the Offering. To date, the placement agent has not requested election of any designee.

Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified.

During the fiscal year ended December 31, 1998, the Company's Board of Directors met on ten occasions and had ten unanimous written consents. All of the directors participated in all such meetings and consents.

The Company has an audit committee consisting of three members. The audit committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of the Company's internal auditors, considers comments made by the independent auditors with respect to the Company's internal control structure and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The members of the audit committee are Leslie Foglesong, Edward Mahoney and Edmund Vimond.

The Company established a compensation committee in January 1998 consisting of two members. The compensation committee is responsible for making recommendations to the Board of Directors concerning executive compensation including base salaries, bonuses and criteria for their award, stock option plans, stock option grants, health and life insurance and other benefits. The members of the compensation committee are Edward Mahoney and Edmund Vimond. See "Compensation Committee Interlocks and Insider Participation." The Company does not have a nominating committee.

          THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
             A VOTE IN FAVOR OF THE RE-ELECTION OF THE FIVE NOMINEES
                       TO THE COMPANY'S BOARD OF DIRECTORS


Executive Officers

Executive officers are elected by the Board of Directors, serve at the direction of the Board and hold office until their respective successors are elected and qualified.

Executive Compensation
Summary Compensation Table

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and its three other executive officers who were serving as such during and at the end of fiscal year 1998 for services rendered in all capacities to the Company in the last three fiscal years. See "Employment Agreements."

                                                                                              Long-Term                  All other
Name and Principal Position                    Annual Compensation                          Compensation               Compensation
-----------------------------   ------------------------------------------------      -------------------------     ----------------
                                                                                              Awards
                                                                                           ------------
                                    Year          Salary ($)          Bonus ($)            Options(1)(#)
                                ------------    --------------     -------------      -------------------------
Darby S. Macfarlane,                1998           175,000              0                         0                          0

 Chief Executive Officer            1997           175,000              0                         0                          0

                                    1996           125,000            20,000                   450,000                   5,617(2)

Arthur Guiry, President             1998           200,000              0                         0                          0

                                    1997           200,000              0                         0                          0

                                    1996           200,000              0                         0                          0

David Kenneth Macfarlane,           1998           125,000              0                         0                          0

 Vice President,                    1997           125,000              0                         0                          0

 Research Development               1996           125,000            4,500                    300,000                   5,950(2)

Leslie Foglesong                    1998           100,000            5,000                    100,000                       0

 Secretary and Treasurer            1997           100,000              0                         0                          0

                                    1996            75,000          103,650(3)                 150,000                       0

(1) The number of shares issuable upon the exercise of stock options granted under the 1992 Stock Option Plan give effect to the Stock Split.

(2) Includes premiums paid by the Company on the term life insurance policies and disability insurance policies of Ms. and Mr. Macfarlane.

(3)     Includes 1995 bonus not paid until 1996.

Leslie Foglesong, the Company's Secretary and Treasurer, was granted 100,000 options under the 1992 Plan on October 30, 1998, which became exercisable on October 30, 1999 and expire on October 30, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Value Table

The following table sets forth information with respect to stock options exercised during the fiscal year ended December 31, 1998 and the value at December 31, 1998 of unexercised stock options held by the Chief Executive Officer and the other executive officers of the Company. The number of shares presented gives effect to the Stock Split:

                                                                            Number of Securities         Value of Unexercised In-
                                                                           Underlying Unexercised          the-Money Options at
                                                                         Options at Fiscal Year-End         Fiscal Year-End (1)
                                                                        ----------------------------     -------------------------
                             Shares Acquired on          Value           Exercisable/ Unexercisable            Exercisable/
Name                            Exercise (#)            Realized                    (#)                        Unexercisable
------------------------     ------------------      --------------     ----------------------------     -------------------------
Darby S. Macfarlane                   0                    0                     450,000/0                      $2,257,875

Arthur Guiry                          0                    0                     105.000/0                       $597,187

David Kenneth Macfarlane              0                    0                     300,000/0                      $1,505,250

Leslie Foglesong                      0                    0                  150,000/100,000                    $755,675/
                                                                                                                 $256,250

(1) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Common Stock on December 31, 1998 ($7.938 per share, as originally quoted on the Nasdaq SmallCap Market published in The Wall Street Journal) and the option exercise price, but after giving effect to the Stock Split.

Compensation of Directors

Directors who are officers of the Company do not receive additional compensation or reimbursement of expenses for serving on the Board or for their attendance at Board of Directors' meetings. Edmund Vimond receives a monthly director's fee of $6,000 and Edward Mahoney receives a monthly director's fee of $4,000. In addition, Mr. Vimond and Mr. Mahoney received options to purchase 22,500 (on December 1, 1997) and 37,500 (on January 26, 1998) shares of the Company's Common Stock under the 1992 Stock Option Plan, respectively, and giving effect to the Stock Split. The stock options granted to Mr. Vimond and Mr. Mahoney vest in equal installments on the first, second and third anniversaries of the date of grant and are exercisable at $9.71 and $9.25 per share, respectively. In addition, Mr. Vimond received 15,000 stock options, one-third of which options were fully exercisable on July 15, 1998, expire on July 15, 2002 and are exercisable at $5.42 per share.

Employment Agreements

The Company has entered into separate employment agreements with each of Darby
S. Macfarlane and David Kenneth Macfarlane, providing for Ms. Macfarlane's employment as Chief Executive Officer and for Mr. Macfarlane's employment as Vice President, Research and Development. The agreements with Ms. and Mr. Macfarlane provide for current annual base salaries in 1998 of $175,000 and $125,000, respectively, subject to annual increases at the discretion of the Board of Directors. In addition, Ms. Macfarlane's agreement provides for a bonus payment of 33% of the first million of the Company's net recovery in excess of $2,000,000 from the Avon Litigation. Accordingly, Ms. Macfarlane is to receive $361,200, of which $98,800 has been paid. The remaining $262,400 is currently payable and accrues interest at the rate of 10% per annum. However, repayment of this amount is subject to Ms. Macfarlane's agreement to defer repayment until January 1999 in connection with the amendment to the Company's Certificate of Incorporation which amendment modified certain terms of the Class A Preferred Stock, including the following: (i) extension to December 31, 2000 of the expiration date of the conversion feature and redemption period, (ii) revision of the market price conversion feature to provide for adjustment upon the occurrence of certain events involving the Common Stock, and (iii) revision of the calculation of the earnings goal needed to trigger the conversion feature by including extraordinary items and revenues and earnings generated by businesses acquired by the Company. In connection with Ms. Macfarlane's agreement to defer repayment, Ms. Macfarlane also agreed to extend the term of her employment with the Company until December 31, 2000 and forego any discretionary performance bonus under her employment agreement in 1999. Under the employment agreements, the Company is obligated to provide Mr. Macfarlane with a $300,000 and Ms. Macfarlane with a $500,000 term life insurance policy and disability insurance. The Company maintains key-man life insurance on each of Ms. and Mr. Macfarlane in the amount of $1,000,000.

The employment agreements also provide for the payment of termination benefits by the Company if employment thereunder is terminated (i) by the Company for any reason other than death, disability or "cause" as set forth therein or (ii) by reason of death or disability. If Mr. or Ms. Macfarlane's employment is terminated by the Company for any reason other than death, disability or "cause," the Company is required by each agreement to pay to the terminated employee an amount equal to the greater of (a) the aggregate base salary payable for the remainder of the employment period of the agreement and (b) the aggregate base salary payable thereunder for two years, plus, in each case, an amount not less than any bonus granted by the Board of Directors of the Company to the employee in the year immediately preceding the year in which termination occurred. If the employee's employment is terminated by reason of death or disability, the Company is required to pay to Ms. Macfarlane and Mr. Macfarlane, as applicable, an amount equal to two years aggregate base salary in the case of Ms. Macfarlane, and one year's base salary in the case of Mr. Macfarlane, plus in each case an amount not less than the pro rata portion of any bonus granted to the employee in the year immediately preceding the year in such termination occurs.

The Company has entered into a five year employment agreement, commencing on April 10, 1995, with Arthur Guiry providing for Mr. Guiry to serve as President of the Company. The agreement provides for an annual base salary of $200,000, subject to annual increases at the discretion of the Board of Directors, plus options to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $2.25 per share under the Company's 1992 Stock Option Plan. Mr. Guiry shall be entitled to an annual bonus subject to the discretion of the Board of Directors. The Company, at its option, can maintain key-man insurance on Mr. Guiry in the amount of $1,000,000. The agreement provides for the payment of termination benefits by the Company if employment thereunder is terminated by the Company for any reason other than death, disability, "cause" as set forth therein, or voluntary resignation. If Mr. Guiry's employment is terminated by the Company for any reason other than death, disability, "cause," or voluntary resignation, the Company is required to pay to Mr. Guiry an amount equal to the aggregate base salary for the remainder of the employment period plus an amount equal to the bonus granted for the year immediately preceding the year in which such termination occurs. If Mr. Guiry's employment is terminated by reason of death, disability, cause or voluntary resignation, he will not receive any other compensation besides accrued salary through the date of such termination and an amount equal to the pro rata portion of any bonus granted for the year immediately proceeding the year in which such termination occurs.

All of the agreements described above prohibit disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and provide certain non-competition and non- solicitation restrictions on the employee for the duration of employment with the Company, and for one year thereafter.

Compensation Committee Interlocks and Insider Participation

There are no reportable compensation committee (Board of Directors) interlocks or insider participation transactions.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for establishing compensation policies applicable to the Company's executive officers; evaluating and recommending to the Board the compensation of the Chief Executive Officer and other executive officers; and recommending to the Board of Directors individual stock option grants for executive officers from the Company's 1992 Stock Option Plan. The following report relates to the Company's compensation policies and the compensation paid to the Chief Executive Officer for the year ended December 31, 1998.

Compensation Policies: The Company's compensation policies for all employees, including executive officers, are designed to provide compensation levels that are competitive with those of small capitalization early stage technology companies, with whom the Company must compete in the recruitment and retention of highly qualified, motivated personnel. The Company's executive compensation program is structured to (1) compensate its executive officers on an annual basis with a cash salary and discretionary bonus at a sufficient level to retain and motivate these officers and (2) provide long-term incentives to those executives through periodic grant of stock options.

The salary component of executive compensation and any bonuses granted in the Company's discretion, is based on each executive's level of responsibility in comparison to similar positions in comparable companies. The Company believes a competitive base salary, and bonus when warranted, is essential to the development and retention of capable management. Base salaries for executive officers are reviewed periodically, based on a review of competitive salaries obtained from published data and other sources, and discretionary performance bonuses, if any, are used to augment salary in circumstances where special achievement is to be rewarded.

The long-term incentive component recognizes the importance of stock ownership by employees and reflects the use of stock options as an integral part of each executive's compensation. The Company believes the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and shareholders. The size of specific grants takes into account the executive officer's salary, number of options previously granted, and overall individual contributions to the Company.

Chief Executive Officer Compensation: The Company extended until December 31, 2000 the employment agreement with Ms. Macfarlane, the Chief Executive Officer, at an annual base salary of $175,000 per annum, in connection with her agreement with the Company, as recommended by the Compensation Committee, to forego any bonus grant in 1999 in consideration of the Company so extending her employment agreement and agreeing to modify certain terms of the Class A Preferred Stock owned by Ms. Macfarlane, including extension of the redemption date for the Class A Preferred Stock to December 31, 2000. The determination of this salary level was based on the same criteria applicable to base salaries of all executive officers. Ms. Macfarlane received no stock option or bonus grant in 1998.

1992 Stock Option Plan

Pursuant to the 1992 Stock Option Plan, certain directors, employees and officers of the Company will be given the opportunity to acquire shares of Common Stock through the grant of options. Such options may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. A maximum of 4,500,000 shares of Common Stock are currently authorized for issuance with respect to options granted under the 1992 Stock Option Plan. The material features of the 1992 Stock Option Plan are described below.

The purpose of the 1992 Stock Option Plan is to promote the long-term success of the Company by providing financial incentives to key employees who are in positions to make significant contributions toward success. The 1992 Stock Option Plan is designed to attract individuals of outstanding ability to employment with the Company, to provide key employees with a proprietary interest in the Company, and to encourage such employees to continue their employment with the Company and to render superior performance during such employment.

The 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has authority to determine the employees to whom awards will be granted, the form and amount of the awards, the dates of grant, vesting periods, and other terms of each award.

The 1992 Stock Option Plan provides for both incentive stock options, as defined in Section 422 of the Code, and nonqualified stock options. With certain limited exceptions, options are granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made by the optionee when an option is exercised. The exercise price may be paid in cash or in such other form as the Company may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. The proceeds received by the Company from the sale of shares under the 1992 Stock Option Plan are used for general corporate purposes. Options granted under the 1992 Stock Option Plan are not exercisable sooner than 12 months after the date of grant, vest incrementally over a three-year period, and are not exercisable later than 10 years after the date of grant. Options are not transferable by the holder other than by will or applicable laws of descent and distribution.

The grant of an incentive stock option generally has no immediate federal income tax consequences to the Company or the holder. If the holder of the incentive stock option sells the shares of Common Stock received on the exercise thereof more than two years after the date the incentive stock option was granted to the holder and more than one year after the date of exercise of the incentive stock option, the difference between the sale proceeds and the exercise price of the option will be eligible for long-term capital gain or loss treatment. In such event, no amount will be taxable as ordinary income and the Company will not be entitled to a deduction for federal income tax purposes.

However, in general, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price will be included in the holder's alternative minimum taxable income for alternative minimum tax purposes. Whether or not a holder of such an option would be subject to alternative minimum tax depends on such individual's particular tax situation. If the holder disposes of the shares of Common Stock acquired upon the exercise of an incentive stock option or applies such stock to the exercise of another option prior to the end of the holding periods described above (a "disqualifying disposition"), the difference between the fair market value of the Common Stock on the date of exercise and the exercise price is taxable as ordinary income in the year of disposition and any excess of the amount realized on disposition over the value of the Common Stock on the date of exercise is eligible for long-term or short-term capital gain treatment depending on how long the shares were held. If, in a disqualifying disposition, the holder sells the Common Stock for less than its fair market value on the date he or she exercised the incentive stock option, then, generally, only the amount of the difference between the amount realized on the disposition and the purchase price will be treated as ordinary income. If the holder of an incentive stock option makes a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount treated as ordinary income to such holder for the Company's taxable year in which such holder recognizes such income.

The grant of a nonqualified stock option has no immediate federal income tax consequences to the Company or the holder. The exercise of a nonqualified stock option will require the holder to include in the holder's gross income the amount by which the fair market value of the acquired shares on the exercise date (or, in the case of certain employees who are officers or directors subject to the profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, in certain circumstances thereafter) exceeds the exercise price. An officer or director may avoid this six-month deferral provision by electing under Section 83(b) of the Code to realize the income with respect to the exercise of the option at the time of exercise.

The Company is required by the Code to withhold income and employment taxes from the employee's wages or to receive a payment from the employee to provide for the taxes on the ordinary income which is considered to have been paid in shares of Common Stock to the holder upon exercise of the option or, in the case of an employee subject to Section 16(b) of the Securities Exchange Act of 1934 who does not make a Section 83(b) election, at the end of the six-month period following such exercise.


The Company is entitled to an income tax deduction (provided applicable withholding requirements are met) equal to the amount of ordinary income included as compensation in the gross income of the holder for the taxable year of the Company during which the holder includes such amount in the holder's income.

The closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market published in The Wall Street Journal on September 30, 1999 was $7.8125 per share.

At December 31, 1998 (the end of the Company's 1998 fiscal year), options were outstanding under the 1992 Stock Option Plan to purchase an aggregate of 3,111,548 shares of Common Stock.

Performance Graph


COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*
AMONG CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RUSSELL 2000 INDEX

Chromatics Color Sciences (CCSI)


                                                                                    Cumulative Total Return
                                                                                    -----------------------
                                                                    12/94     12/95     12/96     12/97     12/98    9/99
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.                        100       117       120       400       316      313
NASDAQ STOCK MARKET (U.S.)                                           100       141       174       213       300      376
RUSSELL 2000                                                         100       128       150       183       182      184


*$100 INVESTED ON 12/31/94 IN STOCK OR INDEX INCLUDING REINSTATEMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                              SELECTION OF AUDITORS

The Board of Directors has selected BDO Seidman LLP ("BDO"), independent auditors, to serve as auditors of the Company for the fiscal year ending December 31, 1999. Although shareholder ratification of the Board of the Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

On April 21, 1998, Wiss & Company, LLP ("Wiss") informed the Company that, based on mutual determination between the Company and Wiss, it would not stand for re-election as the Company's principal accountants for the audit of the Company's financial statements following the completion of its most recent audit of the Company's financial statements on February 17, 1998 in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Wiss' report on the financial statements for the fiscal year ended December 31, 1996 included a statement, indicating that the financial statements were prepared by Wiss on the assumption that the Company would continue as a going concern. Wiss' report on the financial statements for the fiscal year ended December 31, 1997 did not contain such statement. Wiss' reports for fiscal years 1996 and 1997 contained no other adverse opinions, disclaimers of opinion or modifications as to uncertainty, audit scope or accounting principles.

Within the two most recent fiscal years and the subsequent interim period preceding Wiss' notification confirming that it would not stand for re-election, there were no disagreements between the Company and Wiss on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to Wiss' satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement.

Wiss has not advised the Company of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v).

On May 1, 1998, the Company engaged BDO as the principal accountant to audit the Company's financial statements.

During the Company's two most recent fiscal years and the subsequent interim period preceding the date of BDO's engagement, neither the Company nor any person on the Company's behalf consulted BDO regarding either (i) the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements, or
(ii) any matter that was a subject of disagreement or a reportable event.

Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in the proxy.

 THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF
               RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 1997, Ms. Macfarlane agreed to (i) delay payment to January 1999 on the note she received under her employment agreement in respect of the Avon Settlement, (ii) extend the term of her employment with the Company until December 31, 2000, and (iii) forego any discretionary performance bonus under her employment agreement for 1999 in connection with the Company's Board of Directors agreeing to modify certain features of the Company's Class A Preferred Stock. The changes to the Class A Preferred Stock, approved by the Company's shareholders on February 13, 1998, provide that, if (i) the Company's earnings for any two calendar years during the period ending on December 31, 2000 exceeds $20,000,000 or (ii) the closing bid price of the Common Stock has been at least $46.67 ($31.11 giving effect to the Stock Split) on 30 consecutive trading days at any time prior to

December 31, 2000, each outstanding share of the Class A Preferred Stock shall be converted into .979 shares of Common Stock, subject to adjustment for stock-splits, including the Stock Split, stock dividends, reclassification or other combinations or subdivisions. If neither condition is satisfied by December 31, 2000, the Preferred Stock shall be redeemed by the Company at a price of $0.01 per share, plus any declared but unpaid dividends.

Since August 1990, the Company has occupied office space leased from Darby S. Macfarlane. The Company pays Ms. Macfarlane $1,620 per month under the lease (representing her actual lease cost for such premises). For the year ended December 31, 1998, the Company paid Ms. Macfarlane $19,400 in connection with such lease. In addition, the Company also paid Ms. Macfarlane approximately $10,300 for the year ended December 31, 1998, for the use of her residence as offices of the Company.

In connection with the Avon Settlement and Ms. Macfarlane's employment agreement, Ms. Macfarlane is to receive $361,200 from the proceeds from the Avon Settlement, of which $98,800 has been paid. The remaining $262,400 is currently payable and accrues interest at the rate of 10% per annum. See "Employment Agreements." In addition, Ms. Macfarlane is due $12,100 for unpaid salary, which is currently payable without interest.

Management believes that each of the transactions described above were obtained on terms at least as favorable as could have been obtained from unaffiliated third parties.


                       AMENDMENT TO 1992 STOCK OPTION PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the1992 Stock Option Plan (the "Amendment") which increases the number of shares of Common Stock authorized to be issued thereunder from 4,500,000 to 5,500,000, an increase of 1,000,000 shares. The full text of the Amendment will be furnished to any shareholder upon written request made to the Secretary of the Company. For a description of the material features of the 1992 Stock Option Plan, see "1992 Stock Option Plan" above.

The following table sets forth the number (and dollar value) of additional shares under the 1992 Option Plan that will be received by the named executive officers and groups, to the extent determinable.


                             New Plan Benefit Table

Name and Principal Position                                             Dollar Value ($)         Number of Units
---------------------------                                             ----------------         ---------------
Darby S. Macfarlane, Chief Executive Officer                                   *                        *
Arthur Guiry, President                                                        *                        *
David Kenneth Macfarlane, Vice President Research and Development              *                        *
Leslie Foglesong, Secretary and Treasurer                                      *                        *

* Awards of options for the additional 1,000,000 shares are not yet determinable as none are currently contemplated.

The Board of Directors believes that the 1992 Option Plan is an important component of the Company's compensation package because it secures for the Company and its shareholders the advantages of the incentive inherent in stock ownership on the part of its key employees. The Company believes that stock ownership incentives give employees a greater concern for the welfare of the Company and its future growth and encourage them to continue their association with the Company. The Company issued a significant portion of the 4,500,000 option shares currently authorized under the 1992 Option Plan. Additional shares will be needed, in future years, to maintain this element of the Company's incentive compensation program for the Company's key employees. Accordingly, the Board of Directors recommends that the shareholders vote in favor of amending the 1992 Option Plan to increase the shares available for issuance by the sum of 1,000,000 shares.

Vote Required and Recommendation of Board

Under the Company's Bylaws, the proposal to amend the 1992 Option Plan is approved if the affirmative votes cast by the Company's outstanding shares of Common Stock and Class A Preferred Stock entitled to vote and represented (in person or by proxy) at the Meeting exceed the negative votes.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT
         AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE
            SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY DIRECTS THE
                       PROXY TO THE CONTRARY (OR ABSTAINS)

                                  MISCELLANEOUS

Any proposal of an eligible stockholder intended to be presented at the next Annual Meeting of Shareholders must be received by the Company to be eligible for inclusion in its proxy material and form of proxy relating to that Annual Meeting by February 29, 2000.

Notice of any proposal for an eligible shareholder outside the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order to be considered timely, must be received by the Company by March 15, 2000. The Company anticipates holding its next Annual Meeting of Shareholders in the first six months of 2000.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter or business at the Meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other materials which may be sent to shareholders in connection with the solicitation. Solicitation may be made by mail, telephone and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy materials to their principals.



                                        Darby S. Macfarlane
                                        Chairperson of the Board of Directors

New York, New York
November 22, 1999

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 20, 1999

               This Proxy is solicited by the Board of Directors.


     The undersigned shareholder of Chromatics Color Sciences International, Inc. (the "Company") hereby appoints Darby S. Macfarlane and Leslie Foglesong, or either of them, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company at 5 East 80th Street, New York, New York at 10:00 A.M., on Monday, December 20, 1999, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

     Unless otherwise specified, this proxy will be voted "FOR" the election of all nominees as directors of the Company, "FOR" the ratification of BDO Seidman LLP as auditors of the Company, "FOR" the adoption of the amendment to the Company's 1992 Stock Option Plan and in the discretion of the proxies with respect to all other matters which may properly come before the Meeting and any adjournments thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

                  Please mark boxes [ ]    [ ] in blue or black ink.

1.   Election of Directors

     [ ] FOR all nominees listed below (except as marked to the     [ ] ABSTAIN
         contrary below)

     Nominees:    Darby S. Macfarlane, David Kenneth Macfarlane, Leslie
                  Foglesong, Edward Mahoney and Edmund Vimond

     Instruction: To withhold authority to vote for any individual nominee, strike a line through the name:

                  Darby S. Macfarlane, David Kenneth Macfarlane, Leslie Foglesong, Edward Mahoney, Edmund Vimond

                        (continued and to be signed and dated on reverse side)

2. Ratification of the selection of BDO Seidman LLP as auditors of the Company for the year ending December 31, 1999.

     [ ] FOR                         [ ] AGAINST              [ ] ABSTAIN


(3) Amendment of the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock authorized to be issued thereunder from 4,500,000 to 5,500,000, an increase of 1,000,000 shares.

     [ ] FOR                         [ ] AGAINST              [ ] ABSTAIN


Dated:                   , 1999
       ------------------            ------------------------------------------
                                                Signature of Shareholder(s)


                                     ------------------------------------------
                                                 Name of Shareholder(s)

                                     NOTE: When shares are held by joint
                                     tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY